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                                                                    Exhibit 99.2

Friday September 8, 3:13 pm Eastern Time

Press Release

Upgrade International Corp. Completes $5 Million Financing


SEATTLE--(BUSINESS WIRE)--Sept. 8, 2000--Upgrade International Corp. (OTCBB:UPGD
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- news) is pleased to announce that is has completed a private placement of
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restricted Common Stock at $12.25 per share pursuant to Regulation S to Antares
2, Fondo de Pensiones.
The placement resulted in a total of 408,164 shares being issued to a single institutional investor, Antares 2 Pension Fund, managed by Fonditel EGFP, SA. Fonditel is the manager of pension assets for Telefonica, the global telecommunications operator headquartered in Spain. Gross proceeds were $5,000,009.
Following the completion of the transaction, Santiago F. Valbuena, Chief Executive of Fonditel, said the following: "We believe that the UltraCard technology has the potential to become truly revolutionary in terms of its wide ranging applications and potential ubiquity in new computer supported appliances, and that it offers the potential to enable services thus far unfeasible in a number of areas. Our investment in Upgrade enables us to participate in this exciting technological and commercial endeavor."
Upgrade International Corp. (OTCBB:UPGD - news), through its ownership interest
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in UltraCard Inc., is engaged in the development and commercialization of a patented, data storage technology. UltraCard incorporates conventional hard drive storage technology into a standard credit card form factor, which operates in conjunction with a read/write device and operating software. In addition, Upgrade has acquired and is developing application software and systems for specific applications of the UltraCard technology. Management believes that the UltraCard technology potentially will provide numerous industrial users with a combination of high levels of security and a vastly greater amount of personal, transportable data storage.
On Behalf of the Board of Directors,
Daniel Bland, President
This News Release may contain forward-looking statements relating to future results, performance, plans, events or other matters. Words such as "potentially," "will," "anticipates," "believes," "plans,"
"expects," "future," "intends" and similar expressions are used to identify these forward-looking statements. Such statements involve numerous risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of the company's products and services and markets for such products and services, the timing and level of customer orders, competitive products and services and pricing, changes in economic conditions and the markets for the Company's products and services and other risks and uncertainties. Actual results, performance and events may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this News Release. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date of this News Release.

Contact:
  Upgrade International

Daniel Bland, 206/903-3116
ir@upgd.com
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